Exhibit 4.1

            CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF
                   SERIES E SENIOR CONVERTIBLE PREFERRED STOCK
                                       OF
                     MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
                             a Delaware corporation

                                   ----------

      Millennium Biotechnologies Group, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") does hereby certify that, in accordance with Sections 141(f) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of August __, 2006:

      RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock designated as the Series E Senior Convertible Preferred Stock, par value $1.00 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

                   SERIES E SENIOR CONVERTIBLE PREFERRED STOCK

      1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation's Series E Senior Convertible Preferred Stock (the "Series E Senior Preferred Stock"), and the number of shares so designated shall be 62,000. Each share of Series E Senior Preferred Stock shall have a par value of $1.00 per share and a stated value equal to $200 plus any amount added to the Stated Value pursuant to Section 3(b) hereof or Section 2(d) of the Registration Rights Agreement (the "Stated Value").

      2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, (a) the terms set forth in Exhibit A hereto have the meanings indicated therein, and (b) the following terms have the meanings indicated:

            "Conversion Price" means $0.25, as adjusted pursuant to this Certificate of Designations.

            "Equity Conditions" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holders and may be sold by the Holders pursuant to an effective Underlying Shares Registration Statement or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iv) such issuance would be permitted in full without violating Section 17 hereof or the rules or regulations of any Trading Market; (v) no Bankruptcy Event has occurred; (vi) the Corporation is not in default with respect to any material obligation hereunder or under any other Transaction Document; and
      (vii) none of the following events have occurred and are continuing (A) an event constituting a Triggering Event or (B) an event that with the passage of time and without being cured would constitute a Triggering Event other than a pending, proposed or intended Change of Control.

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            "Holder" means any holder of Series E Senior Preferred Stock.

            "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation, including, without limitation, the Corporation's Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Cumulative Preferred Stock, Series D Preferred Stock and the Series F Preferred Stock.

            "Original Issue Date" means, with respect to any share of Series E Senior Preferred Stock, the date of the first issuance of such shares of the Series E Senior Preferred Stock regardless of the number of transfers of any particular shares of Series E Senior Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series E Senior Preferred Stock.

            "Purchase Agreement" means the Securities Purchase Agreement, dated as of August 16, 2006, among the Corporation and the original purchasers of the Series E Senior Preferred Stock.

      3. Dividends.

            (a) Subject to Sections 3(b) and (c) below, Holders shall be entitled to receive in cash, out of funds legally available therefor, and the Corporation shall pay in cash, cumulative dividends on the Series E Senior Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 10% per annum, payable quarterly in arrears commencing on December 31, 2006 and thereafter on each March 31, June 30, September 30 and December 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a "Dividend Payment Date"). Dividends on the Series E Senior Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

            (b) On any Dividend Payment Date, provided each of the Dividend Election Conditions (as defined below) have been satisfied or waived by the Lead Investor, in lieu of receiving dividends in cash, the Company may (but shall not be required to) elect to have all or any portion of accrued but not paid dividends paid in shares of Common Stock by delivering to the Holders of its election in the form of notice attached hereto as Exhibit C (the "Dividend Election Notice") on a date which is not more than 30 calendar days nor less than 25 calendar days before the Dividend Payment Date. If the Company elects to have the dividend paid in shares of Common Stock, the number of such shares to be issued for such dividend shall be the number determined by dividing (x) the amount of the dividend by (y) the lesser of (i) the Conversion Price as of the date immediately preceding the applicable Dividend Payment Date and (ii) 90% of the arithmetic average of the VWAP for each of the 20 Trading Days ending immediately preceding the date of the Dividend Election Notice. Such shares shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances. "Dividend Election Conditions" shall mean the satisfaction of each of the following (A) the satisfaction of each of the Equity Conditions and (B) the reported trading volume is not less than 25,000 shares of Common Stock on each of the 20 Trading Days immediately preceding the date of the Dividend Election Notice. "VWAP" shall mean the dollar volume-weighted average price for the Common Stock on the Trading Market as reported by Bloomberg Financial Markets ("Bloomberg") through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg, the average of the bid prices of each of the market makers for such security as reported in the "pink sheets" by the Pink Sheet LLC (or its successor).


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            (c) So long as any Series E Senior Preferred Stock is outstanding,
(i) neither the Corporation nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities or set aside any monies for such a redemption, purchase or other acquisition, provided, however, that the Corporation shall be permitted to redeem up to $150,000 of its Series B Convertible Preferred Stock, par value $1.00 per share, in accordance with
Article IV.C.2(5) of its Amended and Restated Certificate of Incorporation as in effect on the date hereof, and (ii) the Corporation shall not pay or declare any dividend or make any distribution on any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock and dividends due and paid in the ordinary course on preferred stock of the Corporation, in each case only at such times as the Corporation is in compliance with its payment and other obligations hereunder.

      4. Registration of Series E Senior Preferred Stock. The Corporation shall register shares of the Series E Senior Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series E Senior Preferred Stock Register"), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series E Senior Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

      5. Registration of Transfers. The Corporation shall register the transfer of any shares of Series E Senior Preferred Stock in the Series E Senior Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series E Senior Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.


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      6. Liquidation.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the Holders of Series E Senior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the Stated Value for each share of Series E Senior Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series E Senior Preferred Stock), plus all accrued but unpaid dividends on such Series E Senior Preferred Stock as of the date of such event (the "Series E Senior Stock Liquidation Preference"). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series E Senior Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series E Senior Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series E Senior Preferred Stock in proportion to the aggregate Series E Senior Stock Liquidation Preference that would otherwise be payable to each of such Holders. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes of this Certificate of Designations, be deemed to be a Liquidation Event. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes of this Certificate of Designations, be deemed to be a Liquidation Event.

            (b) The Lead Investor shall have the right to elect to treat the following events as a Liquidation Event (a "Deemed Liquidation Event") of the Corporation for purposes of this Section:

                  (i) a merger, consolidation, recapitalization, reorganization or other similar transaction in which:


                        (1) the Corporation is a constituent party or

                        (2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

            except any such merger, consolidation, recapitalization, reorganization or other similar transaction involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, recapitalization, reorganization or other similar transaction, at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or


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                  (ii) the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation and except the sale of substantially all of the assets of Millennium Biotechnologies, Inc. pursuant to the Aisling Closing).

            (c) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Section 6(b)(i) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 6(a) above or (B) the holders of at least a majority of the then-outstanding shares of Series E Senior Preferred Stock and specifically consent in writing to the allocation of such consideration in a manner different from that provided in
Section 6(a) above.

            (d) In the event of a Deemed Liquidation Event pursuant to Section 6(b)(ii) above, the Corporation shall use its reasonable best efforts to distribute to each Holder of Series E Senior Preferred Stock, in respect of each share of Series E Senior Preferred Stock held by such Holder, the Series E Senior Stock Liquidation Preference within ten Trading Days of the consummation of such Deemed Liquidation Event. If such distribution has not occurred, then
(A) the Corporation shall deliver a written notice to each of the holders of Series E Senior Preferred Stock no later than fifteen Trading Days after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series E Senior Preferred Stock, and (B) if the holders of at least a majority of the then-outstanding shares of Series E Senior Preferred Stock so request in a written instrument delivered to the Corporation (a "Required Distribution Notice") not later than thirty Trading Days after such Deemed Liquidation Event (which period shall be extended by any period of noncompliance of the Corporation with clause (A) above), the Corporation shall use the consideration received by the Corporation, directly or indirectly, as a result of such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the members of the Board of Directors of the Corporation), to the extent legally available therefor (the "Net Proceeds"), to redeem, on a date not later than forty-five Trading Days after such Deemed Liquidation Event (the "Liquidation Redemption Date"), all outstanding shares of Series E Senior Preferred Stock at a price per share equal to the Series E Senior Stock Liquidation Preference. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series E Senior Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder's shares of Series E Senior Preferred Stock. In no event shall a Holder of Series E Senior Preferred Stock receive more than such Holder would receive if all Holders of Series E Senior Preferred Stock gave a Required Distribution Notice. Prior to the distribution or redemption provided for in this Section 6(d), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

            (e) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.


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            (f) In the event of a Liquidation Event, following completion of the distributions required by Section 6(a), if assets or surplus funds remain in the Corporation, the holders of the Junior Securities shall share ratably in all remaining assets of the Corporation, based on the number of shares of Common Stock then outstanding.

            (g) The Corporation shall provide written notice of any Liquidation Event to each record Holder not less than 45 days prior to the payment date or effective date thereof, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holders.

      7. Conversion at Option of Holder. At the option of any Holder, any Series E Senior Preferred Stock held by such Holder may be converted into Common Stock based on the Conversion Price then in effect for such Series E Senior Preferred Stock. A Holder may convert Series E Senior Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a Conversion Notice, in the form attached hereto, appropriately completed and duly signed, and the date any such Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a "Conversion Date."

      8. Mechanics of Conversion.

            (a) The number of Underlying Shares issuable upon any conversion of a share of Series E Senior Preferred Stock hereunder shall equal (i) the Stated Value of such share of Series E Senior Preferred Stock to be converted, divided by the Conversion Price on the Conversion Date, plus (ii) the amount of any accrued but unpaid dividends on such share of Series E Senior Preferred Stock through the Conversion Date, divided by the Conversion Price on the Conversion Date.

            (b) Upon conversion of any share of Series E Senior Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends unless a registration statement covering the resale of the Underlying Shares and naming the Holder as a selling stockholder thereunder is not then effective and such Underlying Shares are not then freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Corporation shall on or before the third (3rd) Trading Day following the applicable Conversion Date, (i) issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (ii) provided the Corporation's designated transfer agent is participating in the DTC Fast Automated Securities Transfer Program, at all times after the Holder has notified the Corporation that this clause (ii) shall apply, credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission System. The Corporation shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through DTC.


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            (c) A Holder shall not be required to deliver the original certificate(s) evidencing the Series E Senior Preferred Stock being converted in order to effect a conversion of such Series E Senior Preferred Stock. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original certificate(s) and issuance of a new certificate evidencing the remaining shares of Series E Senior Preferred Stock. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series E Senior Preferred Stock.

            (d) The Corporation's obligations to issue and deliver Underlying Shares upon conversion of Series E Senior Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

      9. Redemption Rights.

            (a) Optional Redemption Right.

                  (i) With respect to any of the Series E Senior Preferred
            Stock, at any time on and after the 36 month anniversary of the applicable Original Issue Date, the applicable Holder of Series E Senior Preferred Stock, upon 15 Trading Days advance notice (the "Redemption Notice") to the Corporation, shall have the right to request the Corporation to redeem on the Redemption Date (as defined below) all or any portion of such Holder's Series E Senior Preferred Stock at a per share price (the "Redemption Price") equal to 100% of Stated Value of such shares of Series E Senior Preferred Stock to be redeemed plus all accrued but unpaid dividends thereon to the date of payment.

                  (ii) The Redemption Notice will specify the effective date of the redemption, which must be a Trading Day at least 15 Trading Days after the date such notice is delivered (the "Redemption Date"), and the entire Redemption Price shall be paid by the Corporation in cash.

                  (iii) Upon receipt of payment of the Redemption Price, each
            Holder will deliver the original certificate(s) evidencing the Series E Senior Preferred Stock so redeemed to the Corporation, unless such Holder is awaiting receipt of a new certificate evidencing such shares from the Corporation pursuant to another provision hereof. At any time on or prior to the Redemption Date, the Holders may convert any or all of the shares of Series E Senior Preferred Stock, and the Corporation shall honor any such conversions in accordance with the terms hereof.


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            (b) Mandatory Redemption. On the 5 year anniversary of the Original
Issue Date, the Corporation shall redeem all of the Series E Senior Preferred Stock at a price equal to 100% of the Stated Value of such shares of Series E Senior Preferred Stock plus all accrued but unpaid dividends thereon to the date of payment in cash.

      10. Triggering Events.

            (a) At any time or times following the occurrence of a Triggering Event, each Holder shall have the option to elect, by notice to the Corporation (an "Event Notice"), to require the Corporation to repurchase all or any portion of (i) the Series E Senior Preferred Stock then held by such Holder, at a price per share equal to the greater of (A) 115% of the Stated Value plus all accrued but unpaid dividends thereon through the date of payment, or (B) the Event Equity Value of the Underlying Shares issuable upon conversion of such Series E Senior Preferred Stock (including such accrued but unpaid dividends thereon), and (ii) any Underlying Shares issued to such Holder upon conversion of Series E Senior Preferred Stock, at a price per share equal to the Event Equity Value of such Underlying Shares. The aggregate amount payable pursuant to the preceding sentence is referred to as the "Event Price." The Corporation shall pay the aggregate Event Price to each Holder no later than the third Trading Day following the date of delivery of the Event Notice, and upon receipt thereof such Holder shall deliver original certificates evidencing the shares of Series E Senior Preferred Stock and Underlying Shares so repurchased to the Corporation (to the extent such certificates have been delivered to the Holder).

            (b) Upon the occurrence of any Bankruptcy Event, the Corporation shall immediately be obligated, without any further action by any Holder, to repurchase all outstanding shares of Series E Senior Preferred Stock and all such Underlying Shares at the Event Price pursuant to the preceding paragraph as if each Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

      11. Voting Rights. Unless otherwise provided herein, on any matter (other than, in the case of the Series E Senior Preferred Stock, the election of the directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each Holder of outstanding shares of Series E Senior Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Senior Preferred Stock held by such Holder are convertible (subject to the limitations of Section 17 below) as of the record date for determining stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Holders of Series E Senior Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.


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      12. Charges, Taxes and Expenses. Issuance of certificates for shares of
Series E Senior Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series E Senior Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series E Senior Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series E Senior Preferred Stock or receiving Underlying Shares in respect of the Series E Senior Preferred Stock.

      13. Replacement Certificates. If any certificate evidencing Series E Senior Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

      14. Reservation of Underlying Shares. The Corporation covenants that it shall at all times following the Charter Amendment reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series E Senior Preferred Stock (taking into account the adjustments of Section 15), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

      15. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 15.

            (a) Stock Dividends and Splits. If the Corporation, at any time while Series E Senior Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock (other than regular dividends on the Series E Senior Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.


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            (b) Pro Rata Distributions. If the Corporation, at any time while
Series E Senior Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "Distributed Property"), then in each such case the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Conversion Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Corporation's independent certified public accountants that regularly examine the financial statements of the Corporation (an "Appraiser"). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Conversion Price, at the request of any Holder delivered before the 90th day after the record date fixed for determination of stockholders entitled to receive such distribution, the Corporation will deliver to such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Underlying Shares for which such Holder's Series E Senior Preferred Stock could have been converted immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon any conversion of Series E Senior Preferred Stock that occurs after such record date, such Holder shall be entitled to receive, in addition to the Underlying Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Underlying Shares had the Holder been the record holder of such Underlying Shares immediately prior to such record date.

            (c) Fundamental Transactions. If, at any time while Series E Senior Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions (other than the sale of assets contemplated in the Aisling Letter of Intent (as such term is defined in the Purchase Agreement)), (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange, pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 15(a) above) (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of Series E Senior Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series E Senior Preferred Stock following such Fundamental Transaction. In the event of a Fundamental Transaction, the Corporation or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

            (x) the Series E Senior Preferred Stock shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this
      Section 15(c),

            (y) in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Corporation for the performance of all of the Corporation's obligations under this Certificate of Designations and the other Transaction Documents, and

            (z) if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon conversion of the Series E Senior Preferred Stock, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Corporation or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Corporation shall reasonably consider necessary by reason of the foregoing. At the Holder's request, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into the Alternate Consideration for the aggregate Conversion Price upon conversion thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that Series E Senior Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

            (d) Subsequent Equity Sales.

                        (i) If, at any time while any shares of Series E Senior
            Preferred Stock are outstanding, the Corporation or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, "Common Stock Equivalents") at an effective net price to the Corporation per share of Common Stock (the "Effective Price") less than the Conversion Price, then the Conversion Price shall be reduced to equal the Effective Price. If, at any time while Series E Senior Preferred Stock is outstanding, the Corporation or any Subsidiary issues Common Stock or Common Stock Equivalents at an Effective Price greater than the Conversion Price but less than the average Closing Price over the five (5) Trading Days prior to such issuance (the "Adjustment Price"), then the Conversion Price shall be reduced to equal the product of (A) the Conversion Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Adjustment Price, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the "Deemed Number") shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Corporation to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

                        (ii) If, at any time while Series E Senior Preferred
            Stock is outstanding, the Corporation or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a "Floating Price Security"), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

                        (iii) Notwithstanding the foregoing, no adjustment will
            be made under this paragraph (d) in respect of (A) the issuance of Excluded Stock, (B) the issuance of Additional Shares and Additional Investment Right Warrants pursuant to the Purchase Agreement, or (C) the issuance of Common Stock Equivalents covered by Sections 15(a) or (b) above.

            (e) Calculations. All calculations under this Section 15 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 15, the Corporation at its expense will promptly but in any event within 10 Trading Days of such occurrence compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation's Transfer Agent.

            (g) Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that each Holder is given the practical opportunity to convert its Series E Senior Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

      16. [intentionally omitted]

      17. Limitation on Conversion.

            (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any Holder upon any conversion of Series E Senior Preferred Stock (or otherwise in respect of the Series E Senior Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted under this paragraph. By written notice to the Corporation, any Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such Holder and not to any other Holder.

            (b) Notwithstanding anything to the contrary contained herein, to the extent shareholder approval is required under the rules and regulations of the Corporation's Trading Market, the maximum number of shares of Common Stock that the Corporation may issue pursuant to the Transaction Documents at an effective purchase price less than the Closing Price on the Trading Day immediately preceding the Closing Date shall equal 19.99% of the outstanding shares of Common Stock immediately preceding the Closing Date (the "Issuable Maximum"), unless the Corporation obtains shareholder approval in accordance with the rules and regulations of such Trading Market. If, at the time any Holder requests an conversion of any of the Series E Senior Preferred Stock, the Actual Minimum (excluding any shares issued or issuable at an effective purchase price in excess of the Closing Price on the Trading Day immediately preceding the Closing Date) exceeds the Issuable Maximum (and if the Corporation has not previously obtained the required shareholder approval), then the Corporation shall issue to the Holder requesting such exercise a number of shares of Common Stock not exceeding such Holder's pro-rata portion of the Issuable Maximum (based on such Holder's share (vis-a-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Series E Senior Preferred Stock previously issued to such Holder). For the purposes hereof, "Actual Minimum" shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise and/or conversion in full of all Warrants, Additional Investment Right Warrants, Shares and Additional Shares, without giving effect to any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.

      18. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series E Senior Preferred Stock. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of Series E Senior Preferred Stock, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

      19. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 665 Martinsville Road, Suite 329, Basking Ridge, NJ 07920, facsimile: 908-604-2545, attention Chief Financial Officer or such other address of facsimile number as the Corporation may provide to the Holders in accordance with this Section, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

      20. Miscellaneous.

            (a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

            (b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation, the Holders of at least 80% of the shares of Series E Senior Preferred Stock then outstanding and Lead Investor, so long as Lead Investor is the holder of at least 3,000 shares of Series E Senior Preferred Stock.

            (c) Any of the rights of the Holders of Series E Senior Preferred Stock set forth herein, including any Equity Conditions, Triggering Events or any other similar conditions for the Holders' benefit, may be waived by the affirmative vote of Holders of at least 80% of the shares of Series E Senior Preferred Stock then outstanding and Lead Investor, so long as Lead Investor is the holder of at least 3,000 shares of Series E Senior Preferred Stock. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of this [ ] day of _____________ 2006.


                                      MILLENNIUM BIOTECHNOLOGIES GROUP, INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                                                       EXHIBIT A

                             ADDITIONAL DEFINITIONS

"Additional Investment Rights" means, collectively, the Additional Investment Rights issued and sold under the Purchase Agreement.

"Additional Investment Right Warrants" has the meaning set forth in the Additional Investment Rights.

"Additional Shares" means the shares of Series E Senior Convertible Preferred Stock, par value $1.00 per share, which are being issued to the Purchasers upon exercise of the Additional Investment Rights.

 "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

"Aisling Closing" means the closing of the transactions contemplated by the Aisling Letter of Intent.

 "Aisling Letter of Intent" means the letter of intent dated April 15, 2006 among Aisling Capital II LLP, the Corporation and Millennium Biotechnologies Inc. for the sale of assets in exchange for shares of common stock of a newly formed company.

 "Bankruptcy Event" means any of the following events: (a) the Corporation or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors for the purpose of arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Change of Control" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-third of the voting rights or equity interests in the Corporation; (ii) a merger or consolidation of the Corporation or any significant Subsidiary or a sale of more than one-third of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation's securities prior to the first such transaction continue to hold at least two-thirds of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iii) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of more than one-third of the voting rights or equity interests in the Corporation; (iv) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation, or
(v) the execution by the Corporation or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events. Notwithstanding the foregoing, neither (x) any asset sale consummated substantially in accordance with the Aisling Letter of Intent nor (y) the transaction contemplated by the Purchase Agreement shall not be a Change of Control.

"Charter Amendment" shall mean an amendment of the Certificate of Incorporation of the Corporation, duly approved by the stockholders of the Corporation, which amendment increases the authorized number of shares of common stock of the Corporation, $.001 par value, to 400,000,000 shares which amendment becomes effective within 60 days after the Closing.

"Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.2 of the Purchase Agreement.

"Closing Date" means the date of the Closing.

"Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Purchasers holding a majority of the Securities, the cost of which shall be paid by the Corporation.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock of the Corporation, par value $0.001 per share.

"Eligible Market" means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Small Cap Market or the OTC Bulletin Board.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Stock" means the issuance of Common Stock (A) upon exercise or conversion of any options or other securities described in Schedule 3.1(f) of the Purchase Agreement (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule) or otherwise pursuant to any employee benefit plan described in
Schedule 3.1(f) of the Purchase agreement or hereafter adopted by the Corporation and approved by its shareholders, (B) the issuance of Common Stock or grant of options to employees, officers, directors or consultants of the Corporation pursuant to a stock option plan or other incentive stock plan duly adopted by the Corporation's board of directors or otherwise pursuant to any employee benefit plan described in Schedule 3.1(f) of the Purchase Agreement or hereafter adopted by the Corporation and approved by its shareholders or in respect of the issuance of Common Stock upon exercise of any such options, or
(C) the issuance of Common Stock upon exercise of the Warrants and Additional Warrants, the conversion of the Shares and Additional Shares and the payment of dividends on the Shares and Additional Shares in the form of Common Stock.

"Event Equity Value" means 115% of the arithmetic average of the Closing Prices for the five Trading Days preceding either (a) the date of delivery of the notice requiring payment of the Event Equity Value, or (b) the date on which such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) is paid in full, whichever is greater.

"Lead Investor" means Iroquois Master Fund, Ltd., or its successor in interest.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

"Registration Rights Agreement" means the Registration Rights Agreement, dated on August 15, 2006, among the Corporation and the Purchasers.

"Required Effectiveness Date" means the date on which an Underlying Shares Registration Statement is required to become effective pursuant to the Registration Rights Agreement.

 "Rule 144," "Rule 415," and "Rule 424" means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Securities" means the Shares, the Additional Shares, the Warrants, the Additional Investment Rights, the Additional Investment Right Warrants and the Underlying Shares issued or issuable (as applicable) to the applicable Purchaser pursuant to the Transaction Documents.

"Senior Debt" means any indebtedness of the Corporation from the date hereof that is senior to any indebtedness set forth on Schedule 3.1(ee) of the Purchase Agreement in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise.

"Series F Certificate of Designations" means a certificate of designations of the Series F Preferred Stock.

 "Series F Preferred Stock" means the Series F Convertible Preferred Stock, par value $1.00 per share, of the Corporation, which is convertible into share of Common Stock.

"Shares" means an aggregate of up to 62,000 shares of Series E Senior Preferred Stock, which are being purchased by the Purchasers pursuant to this Agreement and an aggregate of 100 shares of Series F Preferred Stock, which are to be issued to the Lead Investor.

"Subsidiary" means any subsidiary of the Corporation that is required to be listed on Schedule 3.1(a) of the Purchase Agreement.

"Trading Day" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market or (b) if trading ceases to occur on an Eligible Market, any Business Day.

"Trading Market" means OTC Bulletin Board or any other Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

"Transaction Documents" means this Agreement, the Registration Rights Agreement, this Certificate of Designations, the Series F Certificate of Designations, the Shares, the Additional Shares, the Warrants, the Additional Investment Rights, the Additional Investment Right Warrants, the Supplemental Purchase Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

"Transfer Agent Instructions" means the Irrevocable Transfer Agent Instructions, executed by the Corporation and delivered to and acknowledged in writing by the Corporation's transfer agent.

"Triggering Event" means any of the following events: (a) immediately prior to any Bankruptcy Event; (b) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five Trading Days (which need not be consecutive Trading Days); (c) the Corporation fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within five Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the exercise or conversion rights of the Purchasers pursuant to the Transaction Documents are otherwise suspended for any reason, provided, such failure shall only be deemed a Triggering Event as only to such Purchaser to whom a certificate is not delivered within such five Trading Days period; (d) at any time after 60 days of the Closing, the Corporation fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Warrants or any conversion of convertible Securities; (e) at any time after the Required Effectiveness Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market for a period of three Trading Days (which need not be consecutive Trading Days); (f) the Corporation effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock; (g) any other Event (as defined in the Registration Rights Agreement) occurs and remains uncured for 60 days; (h) the Corporation fails to make any cash payment required under the Transaction Documents and such failure is not cured within five days after notice of such default is first given to the Corporation by a Purchaser;
(i) the Corporation issues any equity, debt or other securities of the Corporation which are senior to or pari passu with the Series E Senior Preferred Stock in right of payment, or with respect to dividends, liquidations or dissolution, without the consent of the Lead Investor; (j) the Corporation fails to obtain shareholder approval for the Charter Amendment within 60 days following the Closing; or (k) the Corporation breaches any representation, warranty or covenant or defaults in the timely performance of any other obligation or covenant under the Transaction Documents (other than the occurrence of an Event covered under clause (g) above) and such breach or default continues uncured for a period of 20 days after the date on which notice of such breach or default is first given to the Corporation by a Purchaser (it being understood that no prior notice need be given in the case of a breach or default that cannot reasonably be cured within 20 days).

"Underlying Shares" means the shares of Common Stock issuable upon conversion of the Shares and Additional Shares and upon exercise of the Warrants and Additional Investment Right Warrants and in satisfaction of any other obligation of the Corporation to issue shares of Common Stock pursuant to the Transaction Documents.

"Underlying Shares Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchasers.

"Warrant" means a Common Stock purchase warrant issued and sold under the Purchase Agreement.

                                                                       EXHIBIT B

                            FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Series E Senior Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E Senior Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Millennium Biotechnologies Group, Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below.


                  ______________________________________________________________
                  Date to Effect Conversion


                  ______________________________________________________________
                  Number of shares of Series E Senior Preferred Stock owned prior to Conversion


                  ______________________________________________________________
                  Number of shares of Series E Senior Preferred Stock to be Converted


                  ______________________________________________________________
                  Stated Value of shares of Series E Senior Preferred Stock to be Converted (including _______________ of dividends added under Section 3(b) of the Certificate of Designations and ____ added under Section 2(d) of the Registration Rights Agreement)


                  ______________________________________________________________
                  Number of shares of Common Stock to be Issued


                  ______________________________________________________________
                  Applicable Conversion Price


                  ______________________________________________________________
                  Number of shares of Series E Senior Preferred Stock subsequent to Conversion


                  ______________________________________________________________
                  Name of Holder
                  By:___________________________________________________________
                  Name:_________________________________________________________
                  Title:________________________________________________________

                                                                       EXHIBIT C

                            DIVIDEND ELECTION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Millennium Biotechnologies Group Inc. for its Series E Senior Convertible Preferred Stock (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the Company hereby elects to have accrued and unpaid dividends on the shares of Series E Senior Convertible Preferred Stock, (the "Preferred Shares"), paid in shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, as of the date specified below.

Dividend Date:                                                       ___________

Amount of Dividends to be Paid per Preferred Share:                  ___________

Conversion Price:                                                    ___________

90% arithmetic average of the VWAP for 20 Trading Days
immediately preceding date of Dividend Election Notice               ___________

Number of shares of Common Stock to be issued per Preferred Share:   ___________

Amount of Cash Dividend to be Paid per Preferred Share:              ___________

                                      MILLENNIUM BIOTECHNOLOGIES GROUP INC.


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title


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